Exhibit 99.1

Amscan Holdings, Inc. Commences Tender Offer

for Its 8.75% Senior Subordinated Notes Due 2014

ELMSFORD, N.Y., July 13, 2012/PR Newswire/ – Amscan Holdings, Inc. (“Amscan” or the “Company”) today announced that it has commenced a cash tender offer for any and all of its outstanding 8.75% Senior Subordinated Notes due 2014 (CUSIP No. 03216NAD5) (the “Notes”) (the “Tender Offer”).

The terms of the Tender Offer are described in the Offer to Purchase dated July 13, 2012 (the “Offer to Purchase”) and related Letter of Transmittal (the “Letter of Transmittal”), which are being sent to holders of the Notes (“Holders”). Subject to applicable law, the Company may amend, extend, and/or waive conditions or terminate the Tender Offer in its sole discretion.

In order to be eligible to receive the “Total Consideration” for tendered Notes, Holders must validly tender (and not validly withdraw) their Notes prior to 5:00 p.m., New York City time, on July 26, 2012, unless extended by the Company (the “Early Tender Deadline”). The Total Consideration includes an “Early Tender Payment” and the “Tender Offer Consideration.” The Early Tender Payment will equal $30.00 per $1,000 principal amount of Notes tendered and accepted for payment. The Tender Offer Consideration will equal $973.75 per $1,000 principal amount of Notes tendered and accepted for payment, plus any accrued and unpaid interest on the Notes from the last interest payment date on the Notes (which was May 1, 2012) up to, but not including the applicable “Settlement Date” for the Notes. Holders must validly tender (and not validly withdraw) their Notes prior to 12:00 midnight, New York City time, on August 9, 2012, unless extended by the Company (the “Expiration Date”) in order to receive the “Tender Offer Consideration.” Holders tendering Notes prior to the Early Tender Deadline will be eligible to receive the Total Consideration (comprised of the Early Tender Payment and the Tender Offer Consideration). Holders tendering Notes after the Early Tender Deadline, but prior to the Expiration Date, will be eligible to receive the Tender Offer Consideration only. Tendered Notes may be withdrawn in accordance with the terms of the Tender Offer prior to 5:00 p.m., New York City time, on July 26, 2012, unless extended by the Company (the “Withdrawal Deadline”), but not thereafter, other than as required by applicable law.

The following table summarizes the material pricing terms for the Early Tender Payment, Tender Offer Consideration and Total Consideration, respectively, for each $1,000 principal amount of Notes.

CUSIP No.	Outstanding Principal Amount	Title of Security	Tender Offer Consideration	Early Tender Payment	Total Consideration
03216NAD5	$175,000,000	8.75% Senior Subordinated Notes due 2014	$973.75	$30.00	$1,003.75

The Tender Offer is subject to certain conditions that are set forth in the Offer to Purchase, among them the “Financing Condition” and the “Merger Condition.” Satisfaction of the Financing Condition requires that the Company obtain new debt financing in an amount, and together with cash on hand, that is sufficient to pay the Total Consideration or the Tender Offer Consideration, as applicable, to Holders, on terms and conditions satisfactory to the Company in its sole discretion (the “Financing Transactions”). Satisfaction of the Merger Condition requires that PC Merger Sub, Inc. (the “Merger Sub”) will have validly merged with and into Party City Holdings, Inc. (“Party City”), with Party City surviving (the “Merger”) as an indirect wholly-owned subsidiary of PC Topco Holdings, Inc. After consummation of the Merger, the Company, together with Party City, is expected to have net proceeds from the Financing Transactions, together with cash on hand, sufficient to pay the Total Consideration or Tender Offer Consideration, as applicable, for all the tendered Notes, plus all fees and expenses incurred in connection with the Tender Offer. However, there can be no assurance that the Company will consummate the Financing Transactions or the Merger.

The Company has engaged Goldman, Sachs & Co. as the exclusive Dealer Manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 855-9063 (collect). Requests for copies of the Offer to Purchase, Letter of Transmittal or other offer materials may be directed to Global Bondholder Services Corporation, the information agent and tender agent, at (866) 873-6300 (toll-free) or (212) 430-3774 (banks and brokers).

This press release is not an offer to purchase any Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities, “blue sky” or other laws. No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in the Offer to Purchase. We take no responsibility for, and can provide no assurance as to, the reliability of any other information that other persons may give you. The Tender Offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase and the Letter of Transmittal. Neither the Company nor any of its representatives or agents makes any recommendation in connection with the Tender Offer.

About Amscan

Amscan is a subsidiary of America’s premier party supplies retailer, Party City. Party City designs, manufactures, contracts for manufacture and distributes party goods, including paper and plastic tableware, metallic balloons, accessories, novelties, gifts and stationery. Party City also operates retail party goods and social expressions supply stores in the United States under the names Party City, Halloween City and Factory Card & Party Outlet. Party City is America’s largest party goods chain and the country’s premier retailer of Halloween costumes, theme party supplies, birthday decorations and other specialty party supplies.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements include statements related to the Company’s plans to enter into a senior secured credit facility and those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. The words “anticipate”, “believe”, “intend”, “estimate”, “project”, “forecast”, “plan”, “potential”, “will”, “may”, “should” and “expect” and similar expressions also identify forward-looking statements. These statements are based upon Amscan’s current expectations and are subject to risks and uncertainties which could cause actual results and developments to differ materially from those expressed or implied in such statements. Factors that could affect actual results and developments include the Company’s financial results, other developments in the Company’s business, conditions in the debt markets and market conditions generally, the ability to close the Merger and the funding facility and any other risks set forth in Amscan’s filings with the SEC, including Amscan Holdings, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in each case together with all amendments thereto. Investors should evaluate any statement in light of these important factors. Forward-looking statements contained in this press release are made as of this date, and, other than as required by applicable law, Amscan undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Actual events could differ materially from those anticipated in the forward-looking statements.